Exhibit 15.3

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-290523, File No. 333-290639 and File No. 333-291842) and Form S-8 (File No. 333-284174) of Rezolve AI plc of our report dated July 31, 2025, except for Note 3 as to which the date is October 31, 2025, relating to the consolidated financial statements of CrownPeak Intermediate Holdings, Inc. and Subsidiaries, appearing in this Annual Report on Form 20-F.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statements.

/s/ SingerLewak LLP

San Jose, California

March 30, 2026